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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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UMH PROPERTIES, INC.
(Exact name of registrant as specified in its charter)
______________________________________

Maryland	22-1890929
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, NJ	07728
(Address of Principal Executive Offices)	(Zip Code)

UMH PROPERTIES, INC.
2013 STOCK OPTION AND STOCK AWARD PLAN
 (Full title of the plan)

Anna Chew, Vice President and Chief Financial Officer
3499 Route 9, Suite 3C, Freehold, NJ 07728
(732) 577-9997
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer or a small reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer [ ]	Accelerated filer [X]	Non-accelerated filer [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock,	382,000	$10.08	(2)	$3,850,560	(2)
$.10 par value	2,618,000	$9.31	(3)	$24,373,580	(3)
	3,000,000			$28,224,140		$3,635.27

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares of UMH Properties, Inc.’s (the “Registrant”) common stock that may become issuable under the Registrant’s 2013 Stock Option and Stock Award Plan (the “Plan”) by reason of any future stock splits, stock dividends or similar adjustment of the Registrant’s common stock.

(2)
Pursuant to Rule 457(c) and (h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated on the basis of the exercise price of the outstanding but unexercised options.

(3)
Pursuant to Rule 457(c) and (h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated on the basis of the average of the high and low prices ($9.33 and $x) of the Registrant’s shares of common stock as quoted on The New York Stock Exchange on January 17, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Plans, as specified by Rule 428(b)(1) of the Securities Act.  Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated in and made a part of this Registration Statement by reference, as of their respective dates:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on March 11, 2013.

•
The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 8, 2013, for the quarter ended June 30, 2013, filed with the Commission on August 7, 2013, and for the quarter ended September 30, 2013, filed with the Commission on November 7, 2013.

•
The Registrant’s Current Reports on Form 8-K filed with the Commission on January 16, 2013, March 4, 2013 (as amended April 26, 2013), March 11, 2013, April 3, 2013 (two reports filed on the same date), April 8, 2013, April 26, 2013, May 8, 2013, June 14, 2013, June 27, 2013, July 1, 2013, August 7, 2013, September 24, 2013, September 25, 2013, October 1, 2013, October 3, 2013, November 7, 2013 (two reports filed on the same date), December 20, 2013, January 7, 2014, and January 16, 2014 (other than any information in such reports that was “furnished” but not “filed”).

•
The description of the Registrant’s common stock which is contained in the Registrant’s Registration Statement on Form 8-A filed on February 28, 2012 under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

 All documents filed subsequent to the filing date of this Registration Statement with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequent filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.

Item 4.            Description of Securities

Not applicable.

Item 5.            Interests of Named Experts and Counsel

Not applicable.

Item 6.            Indemnification of Directors and Officers

UMH Properties, Inc. (the “Company”) is organized in the State of Maryland.  The Maryland General Corporation Law (the “MGCL”) permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, but not for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains a provision limiting the liability of its directors and officers for money damages to the maximum extent permitted under Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which ours does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (b) a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met.

The Company’s charter requires it, to the fullest extent permitted by Maryland law as in effect from time to time, to indemnify and advance expenses to its directors and officers, whether serving the Company or at its request any other entity, who were or are parties or are threatened to be made parties to any threatened or actual suit, investigation or other proceeding, including administrative actions, as a result of their status or actions as directors or officers of the Company.  The Company’s charter authorizes it to provide the same indemnification and advancement of expenses to employees and agents of the Company.

These provisions of the Company’s charter may limit the remedies available to our stockholders if a director or officer of the Company breaches his, her or its duties to the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has entered into indemnification agreements with its directors and certain officers which generally provide that the Company is required to indemnify any director or officer who was, is or becomes a party to or witness or other participant in: (i) any threatened, pending or completed action, suit or proceeding in which such director or officer may be or may have been involved, as a party or otherwise, by reason of the fact that the director or officer was acting in his or her capacity as a director or officer of the Company; and (ii) any inquiry, hearing or investigation that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

Item 7.            Exemption from Registration Claimed

Not Applicable.

Item 8.            Exhibits

The following is a list of Exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	UMH Properties, Inc.’s 2013 Stock Option and Stock Award Plan (incorporated by reference to the Registrant's Definitive Proxy Statement dated April 26, 2013, filed with the Commission on May 1, 2013.)

5.1	Opinion of Stroock & Stroock & Lavan LLP.

23.1	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1).

23.2	Consent of PKF O’Connor Davies, A Division of O’Connor Davies, LLP.

24.1	Powers of Attorney.

Item 9.             Undertakings

1.  The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.  The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Freehold, State of New Jersey, on January 15, 2014.

UMH PROPERTIES, INC.

By:	/s/Eugene W. Landy
Eugene W. Landy
Chairman of the Board and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Eugene W. Landy	Chairman of the Board and Director	January 15, 2014
Eugene W. Landy

/s/Samuel A. Landy	President, Chief Executive Officer and Director (Principal	January 15, 2014
Samuel A. Landy	Executive Officer)

/s/Anna T. Chew	Vice President, Chief Financial Officer, Treasurer and Director	January 15, 2014
Anna T. Chew	(Principal Financial and Accounting Officer)

/s/Michael P. Landy	Executive Vice President and Director	January 15, 2014
Michael P. Landy

/s/Jeffrey A. Carus	Director	January 15, 2014
Jeffrey A. Carus

/s/Matthew Hirsch	Director	January 15, 2014
Matthew Hirsch

/s/ Stuart Levy	Director	January 15, 2014
Stuart Levy

/s/James E. Mitchell	Director	January 15, 2014
James E. Mitchell

/s/Richard H. Molke	Director	January 15, 2014
Richard H. Molke

/s/Stephen B. Wolgin	Director	January 15, 2014
Stephen B. Wolgin

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	UMH Properties, Inc.’s 2013 Stock Option and Stock Award Plan (incorporated by reference to the Registrant's Definitive Proxy Statement dated April 26, 2013, filed with the Commission on May 1, 2013.)

5.1	Opinion of Stroock & Stroock & Lavan LLP.

23.1	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1).

23.2	Consent of PKF O’Connor Davies, A Division of O’Connor Davies, LLP.

24.1	Powers of Attorney.